UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2006

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-25160	63-1114426
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1927 First Avenue North, Birmingham, Alabama 35203

(Address of principal executive offices, including zip code)

(205) 583-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Annual Incentive Plan – Establishment of Performance Criteria for 2006 Bonuses

On January 25, 2006, the Compensation Committee of Alabama National BanCorporation (the “Company”) approved the performance criteria pursuant to which cash bonuses will be paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company (the “Executives”) for fiscal year 2006 under the Company’s Annual Incentive Plan. These criteria are also used to establish cash bonuses for other officers and certain key employees of the Company. For all of the Executives other than the Chief Executive Officer, the criteria established by the Committee for 2006 bonuses under the Annual Incentive Plan are (i) growth in the Company’s earnings per share (diluted) in 2006 as compared to earnings per share results in 2005, (ii) individual goal achievement in 2006 and (iii) departmental performance in 2006. The weighting of these factors for the Executives is as follows: earnings per share goals - 50%, individual goals - 25%, and departmental goals - 25%. For the Chief Executive Officer of the Company, the sole performance criteria selected was growth in the Company’s earnings per share (diluted) in 2006 as compared to earnings per share results in 2005. Bonus criteria for earnings per share (diluted) growth is based on target annual growth of 10% over prior year.

A copy of the Annual Incentive Plan is attached as Appendix C to the Company’s 2002 Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on March 28, 2002.

Performance Share Award Grants and Establishment of Performance Criteria Under the Performance Share Plan

Also at the January 25, 2006 meeting of the Compensation Committee, based on criteria set by the Board of Directors, the Committee approved the grant to the Executives of 2006 equity awards under the Company’s Performance Share Plan. The Performance Share Plan authorizes the award of performance shares to a select group of executive officers and key employees of the Company. The awards vest based on the Company’s attainment of certain pre-established levels of performance with respect to certain objective measurements of performance set forth in the Performance Share Plan. Each award granted generally represents one share of the Company’s common stock.

At the time of grant of an award under the Performance Share Plan, the Committee establishes a target award amount and a maximum eligible award amount. At the time the Compensation Committee grants awards under the Performance Share Plan, the Compensation Committee is required to fix an award period not to exceed five calendar years. The payout of the award occurs after the completion of the applicable award period and the payout can range from 0% to a set maximum percentage of the target award amount. The level of satisfaction of the performance criteria established by the Committee at the time of grant determines the exact amount of the payout.

For the 2006 awards that have been granted to the Executives, the performance criteria established by the Board and the Committee to determine the percentage of the 2006 award payable is the compounded annual growth rate of the annual earnings per share (diluted) of the Company during the award period. Also, the Committee selected an award period of four years. The target award for each Executive is based on a compounded annual growth rate of the Company’s earnings per share (diluted) of 10%. The payout of the 2006 awards granted to Executives under the Performance Share Plan will occur in 2010, after the completion of the award period.

A copy of the form of Notice of Award for Executives under the Performance Share Plan is included with this Current Report on Form 8-K as Exhibit 10.1. A copy of the Performance Share Plan is attached as an Exhibit to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 6, 2005.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Form of Notice of Award under the Performance Share Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alabama National Bancorporation

By:	/s/ William E. Matthews, V William E. Matthews, V
Executive Vice President and Chief Financial Officer

Dated: January 27, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	Form of Notice of Award under the Performance Share Plan